CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 18, 2007, relating to the financial statements and financial highlights, which appear in the August 31, 2007 Annual Reports to the Shareholders of Templeton World Fund and Templeton Foreign Fund, each a series of Templeton Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PRICEWATERHOUSECOOPERS LLP

San Francisco, California
December 27, 2007